UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

EQUAL ENERGY LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	001-34759	98-0533758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4801 Gaillardia Parkway, Suite 325

Oklahoma City, OK 73142

(Address of principal executive offices, including zip code)

(405) 242-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information in Item 5.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 5.01 is incorporated herein by reference.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information in Item 5.01 is incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

The information in Items 5.01 is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

Completion of the Arrangement

On July 31, 2014, Equal Energy Ltd. (the “Corporation”) announced that the statutory plan of arrangement under the Business Corporations Act (Alberta) pursuant to which all of the issued and outstanding common shares of the Corporation were acquired by Petroflow Canada Acquisition Corp (“Petroflow Sub”), an Alberta corporation and a wholly owned subsidiary of Petroflow Energy Corporation (“Petroflow”), for $5.43 in cash per common share of the Corporation (the “Arrangement”) had been completed. In addition, a cash dividend of $0.05 per share was paid to those holders who were shareholders of the Corporation at the effective time of the Arrangement. Pursuant to the statutory plan of arrangement, the Corporation and Petroflow Sub were amalgamated with the combined entity retaining the name Equal Energy Ltd. (herein also referred to as the “Corporation”).

Articles of Amalgamation and Bylaws

Pursuant to the terms of the statutory plan of arrangement, the articles of amalgamation filed, on the effective date with the Registrar of Corporations for the Province of Alberta, were deemed to be articles of incorporation of the corporation continuing from the amalgamation, and the certificate of amalgamation issued by the Registrar of Corporations for the Province of Alberta was deemed to be the certificate of incorporation of the corporation continuing from the amalgamation. A copy of the articles of amalgamation of the Corporation is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Current Report on Form 8-K.

In addition, pursuant to the terms of the statutory plan of arrangement, at the effective time of the Arrangement, the bylaws of the Corporation were deemed to be the same as the bylaws of Petroflow Sub. A copy of the bylaws of the Corporation is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated by reference into this Current Report on Form 8-K.

Delisting of Common Shares

In connection with the closing of the Arrangement, pursuant to a request submitted by the Corporation on July 31, 2014, the Corporation notified the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) of the completion of the Arrangement and requested that the NYSE and TSX cease trading of the

Corporation’s common stock and suspend the listing of the common stock prior to the opening of market on July 31, 2014, and that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Defeasance of Debentures

In connection with the completion of the Arrangement, the Corporation has defeased all of the outstanding 6.75% convertible unsecured junior subordinated debentures due March 31, 2016 (“Debentures”) by depositing cash, in trust with the trustee under the indenture governing the Debentures (the “Indenture”), sufficient to fully pay, satisfy and discharge all obligations under the Debentures. The completion of the Arrangement constitutes a change of control under the Indenture. As a result, pursuant to its obligations under the Indenture, the Corporation will be offering to repurchase Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued interest, subject to the terms and conditions set out in the Indenture (the “Change of Control Purchase Offer”). Holders that do not accept the Change of Control Purchase Offer shall be entitled to continue to receive interest on the Debentures until they are redeemed at par on March 31, 2016 in accordance with the provisions of the Indenture. The Debentures remain listed for trading on the TSX under the symbol EQU.DB.B.

Pursuant to the Indenture, following the Arrangement, each debentureholder no longer has the right to receive common shares on conversion of Debentures, but has the right to receive, in lieu of such shares, the US$5.43 in cash per share (the “Consideration”) which such debentureholder would have been entitled to receive had it been the holder of such number of shares at the effective time of the Arrangement that it was entitled to acquire pursuant to its conversion right. The Debentures currently have a conversion price that is significantly greater than the Consideration.

The Corporation has filed an application with the Alberta and Ontario securities commissions for relief from the requirements of continuous disclosure in all provinces and territories in Canada, including its obligations under National Instrument 51-102—Continuous Disclosure Obligations. If the relief is granted, the Corporation will be exempt from its continuous disclosure filing obligations, but will be required (i) to provide annual alternative disclosure that will state the principal amount of Debentures that remain outstanding and (ii) upon the occurrence of a change in the affairs of the Corporation or the trustee under the Indenture that would reasonably be expected to have a significant effect upon the market price or value of any of the Debentures, to forthwith, upon becoming aware of such a change, issue and file a news release disclosing the nature and substance of the change.

Changes in Directors and Officers

Pursuant to the terms of the statutory plan of arrangement, at the effective time of the Arrangement, all of the directors of the Corporation resigned from their directorships of the Corporation and from all committees of which they were members, and the directors of Petroflow Sub immediately prior to the effective time of the Arrangement became the directors of the Corporation.

At the effective time of the Arrangement, the Corporation’s employment agreements terminated with its President and Chief Executive Officer Don Klapko, Senior Vice President and Chief Financial Officer Scott Smalling, Senior Vice-President and Chief Operating Officer John Chimahusky, Vice President Mark Rupert and Vice President Richard Dixon.

Immediately after the effective time of the Arrangement, Don Klapko and Scott Smalling executed short term consulting agreements with the Corporation (the “CEO and CFO Consulting Agreements”) pursuant to which Mr. Klapko will continue to serve as Chief Executive Officer of the Corporation and Mr. Smalling will continue to serve as Chief Financial Officer of the Corporation. Mr. Klapko and Mr. Smalling will receive compensation for these services pursuant to the CEO and CFO Consulting Agreements at a per diem rate of $4,983 and $2,736, respectively. Immediately after the effective time, Richard Dixon and Mark Rupert executed short term consulting agreements with the Corporation pursuant to which they will continue to provide certain services to the Corporation but will not serve as officers of the Corporation. Mr. Dixon and Mr. Rupert will each receive compensation for these services pursuant to their respective consulting agreements of $20,000 for a fixed number of hours in August and at an hourly rate for additional hours of service thereafter, if any.

As of the effective time of the Arrangement, Dennis Baggett was elected as Senior Vice President and Chief Operating Officer of the Corporation. Mr. Baggett has 35 years of oil and gas experience, with the last 20 years served in various management positions with independent oil and gas companies. He has spent the last eight years as Development Manager, Regional Manager and ultimately Senior Vice President and Chief Operating Officer for Petroflow, where he is responsible for all of its operations in Oklahoma and Texas. Mr. Baggett holds a degree in Petroleum Engineering Technology from Oklahoma State University. Pursuant to a previously existing employment agreement with Petroflow, Mr. Baggett receives an annual salary of $205,000, is eligible for discretionary bonuses and, in the event of termination of his employment without cause, will receive severance payments equal to between nine and 12 months’ of salary and the value of the prior 12 months of the premium contributions on his behalf related to Petroflow’s benefits plans. Under the same agreement, he also received a grant of incentive equity in the form of options to purchase 1.8 million shares of the then-existing common stock of Petroflow.

Entry into Credit Agreements

In connection with the Arrangement, on July 31, 2014, Petroflow and Texoak Energy-Project 1C, LLC, as borrowers, entered into a $250 million first lien credit agreement (the “First Lien Credit Agreement”) and a $103 million second lien credit agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”).

The First Lien Credit Agreement matures on July 31, 2017. The Second Lien Credit Agreement matures on January 31, 2018. There is no scheduled amortization during the term of either Credit Agreement. Loans outstanding under the First Lien Credit Agreement may be voluntarily prepaid at the option of the borrowers, subject to any applicable premium, and, subject to the limitations set forth in the First Lien Credit Agreement and the intercreditor agreement, loans under the Second Lien Credit Agreement may be voluntarily prepaid at the option of the borrowers, subject to any applicable premium. The Credit Agreements contain customary mandatory prepayments, including as a result of asset sales and an annual free cash flow sweep.

Interest rates under the First Lien Credit Agreement are determined, to the extent paid in cash, based on the floating LIBOR rate plus 8% per annum (subject to a LIBOR floor of 1%). Interest rates under the Second Lien Credit Agreement is based on a fixed rate of 12% per annum to extent paid in cash. Each of the First Lien Credit Agreement and Second Lien Credit Agreement provides for an additional 3% of interest per annum for interest that is paid-in-kind.

All domestic subsidiaries of Petroflow, including the Corporation at such time as it becomes a domestic subsidiary, are required to guarantee the obligations of the borrowers under each of the First Lien Credit Agreement and Second Lien Credit Agreement. The Corporation is expected to be domesticated as a U.S. subsidiary within thirty days from the effective day of the Arrangement. Substantially all of the borrowers’ and the guarantors’ assets, including their respective interests in oil and gas properties, are pledged as security on a first or second lien basis, as applicable, for the First Lien Credit Agreement and Second Lien Credit Agreement.

Each of the First Lien Credit Agreement and Second Lien Credit Agreement contains customary representations and warranties, affirmative covenants, negative (including financial) covenants and events of default for financings of this type.

In connection with the completion of the Arrangement, Equal’s syndicated bank credit facility of CAD $125 million, comprised of a CAD $105 million revolving credit facility and a CAD $20 million operating credit facility, was canceled.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information in Items 5.01 is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

The information in Items 5.01 is incorporated herein by reference.

Item 8.01	Other Events.

On July 31, 2014, the Corporation issued a press release announcing that Arrangement had been completed and a second press release announcing defeasance of Debentures and application for relief from continuous disclosure obligations. Copies of the press releases are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and is incorporated by reference into this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Amalgamation

3.2	Bylaws

99.1	Press Release of Equal Energy Ltd., dated July 31, 2014.

99.2	Press Release of Equal Energy Ltd., dated July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUAL ENERGY LTD.

Dated: August 5, 2014	By:	/s/ SCOTT SMALLING
Name: Scott Smalling
Title: Senior Vice President and CFO